SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                IVAX CORPORATION
                -----------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                IVAX CORPORATION

                             4400 BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33137
                                 (305) 575-6000

                      NOTICE OF ANNUAL SHAREHOLDERS MEETING

         The annual shareholders meeting of IVAX Corporation ("IVAX") will be held at the Crowne Plaza Hotel, 1601 Biscayne Boulevard, Miami, Florida on Thursday, September 18, 1997, at 10:00 a.m., local time, for the following purposes:

               1. to elect nine directors to serve until the 1998 annual meeting of shareholders; and

               2. to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on August 6, 1997 are entitled to notice of and to vote at the meeting or any adjournments thereof. A list of such shareholders will be available for inspection during normal business hours at IVAX's offices located at 4400 Biscayne Boulevard, Miami, Florida during the 10 days preceding the meeting.

                                    By Order of the Board of Directors

                                    ARMANDO A. TABERNILLA
                                    SECRETARY

Miami, Florida
August 12, 1997

                     ---------------------------------------
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                     CARD PROMPTLY IN THE ENCLOSED ENVELOPE
                     ---------------------------------------

                                IVAX CORPORATION

                                 PROXY STATEMENT

         This proxy statement is furnished by the Board of Directors of IVAX Corporation ("IVAX") in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on September 18, 1997 (the "Annual Meeting") at the time and place set forth in the accompanying Notice of Annual Shareholders Meeting, and at any adjournments thereof. Mailing of the proxy statement and the accompanying proxy card to shareholders will commence on or about August 12, 1997. Record holders of common stock, par value $.10 per share ("Common Stock"), at the close of business on August 6, 1997 (the "Record Date") are entitled to one vote for each share held on all matters to be considered at the Annual Meeting. On the Record Date, 121,458,131 shares of Common Stock were outstanding and entitled to vote.

VOTING

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. With respect to the proposal to elect nine directors, shareholders may vote in favor of all nominees or withhold their votes as to all or specific nominees. If no direction is given on a proxy, it will be voted for the election of all nominees. A proxy delivered pursuant to this solicitation is revocable at any time prior to its exercise by giving written notice to IVAX's Secretary, by delivering a later dated proxy, or by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute revocation of a proxy. A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for transaction of business at the meeting. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the meeting. Accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election.

PRINCIPAL SECURITY HOLDERS

         The following table sets forth certain information with respect to the only persons known by IVAX to own beneficially in excess of five percent of the outstanding shares of Common Stock as of August 6, 1997.


             NAME AND ADDRESS OF                                  PERCENT
             BENEFICIAL OWNER                  NUMBER OF SHARES   OF CLASS
             -------------------               ----------------   --------

             Phillip Frost, M.D.               15,484,734 (1)      12.8%
             4400 Biscayne Boulevard
             Miami, Florida 33137

             Azure Limited                      7,958,492 (2)       6.6%
             c/o Charter Management, Ltd.
             Town Mills
             Trinity Square
             St. Peter Port
             Guernsey, Channel Islands

             BASFIN Corporation                 6,284,700 (3)       5.2%
             3000 Continental Drive - North
             Mount Olive, New Jersey  07828

--------------------
         FOOTNOTES ON NEXT PAGE.

         (1) Includes 2,450,475 shares held directly, 1,066 shares held for Dr. Frost's benefit under the IVAX Corporation Employee Savings Plan, 293,750 shares which may be acquired pursuant to stock options exercisable within 60 days of August 11, 1997, 12,723,695 shares held by Frost-Nevada Limited Partnership ("FNLP"), and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of IVAX's 6 1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 163,034 shares held of record by his wife. Dr. Frost is a director and executive officer of IVAX.

         (2) Azure Limited holds the shares as trustee for Charter Trust Company, the trustee of the I. Kaye Family Trust, created by Mr. Isaac Kaye in 1988. The beneficiaries of the I. Kaye Family Trust may include, among others, Mr. Kaye's children. Mr. Kaye is neither a beneficiary nor a trustee of such trust, and he disclaims beneficial ownership of all of the shares owned by Azure Limited. Mr. Kaye is a director and executive officer of IVAX.

         (3) Based on information contained in a Schedule 13D filed by BASFIN Corporation on September 24, 1996.

         On November 20, 1996, Bergen Brunswig Corporation ("Bergen"), filed a
Schedule 13D with the Securities and Exchange Commission reporting that, in connection with the execution of an Agreement and Plan of Merger, dated as of November 10, 1996, between, among others, IVAX and Bergen (the "Merger Agreement"), IVAX granted Bergen an option to purchase up to 30,177,342 shares of Common Stock under certain circumstances (the "Option") and Dr. Frost and Frost Nevada Limited Partnership each entered into a Voting Agreement with Bergen (the "Voting Agreement"). The Schedule 13D, as amended on March 21, 1997, states that Bergen may be the beneficial owner of 45,311,726 shares (or approximately 29.9%) of the Common Stock by virtue of the Option and the Voting Agreement. Bergen unilaterally terminated the Merger Agreement on March 20, 1997, and filed a lawsuit against IVAX in federal court alleging, among other things, various breaches of the Merger Agreement. IVAX believes that Bergen's unilateral termination of the Merger Agreement caused both the Option and the Voting Agreement to terminate, and that Bergen should no longer be deemed the beneficial owner of such shares of Common Stock.

                              ELECTION OF DIRECTORS

         The Board of Directors of IVAX (the "Board") set the number of directors constituting the Board at nine directors. The persons named below were designated by the Board as nominees for election as directors to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All of the nominees are incumbent directors and were previously elected by the shareholders. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board determines to reduce the number of directors constituting the Board. Lloyd Bentsen, Dante B. Fascell, Harold S. Geneen and Harvey M. Krueger, who currently serve as directors, have determined to not stand for re-election at the Annual Meeting.

         MARK ANDREWS. Mr. Andrews, age 46, has served as a director of IVAX since 1987. He has served as the Chairman of the Board of Directors and Chief Executive Officer of American Exploration Company (oil and gas exploration and production) since 1980, and was its President from 1980 to 1988.

         ERNST BIEKERT, PH.D. Dr. Biekert, age 72, has served as a director of IVAX since 1991. He is a professor at the University of Heidelberg in Germany. He was the Chairman of the Board and Chief Executive Officer of Knoll A.G. (pharmaceuticals) from 1968 to 1985. Dr. Biekert was a consultant to BASF A.G. (chemicals and pharmaceuticals) from 1985 to 1987 and was Chairman of its pharmaceutical division from 1975 to 1985.

         JACK FISHMAN, PH.D. Dr. Fishman, age 66, has served as a director of IVAX since 1987 and as a Vice Chairman of the Board since 1991. From 1991 to February 1995, he served as IVAX's Chief Scientific Officer. He is an Adjunct Professor at The Rockefeller University and Director of Research of Strang Cornell Cancer Research Laboratory, a non-profit entity associated with Cornell University Medical College. Dr. Fishman was President of IVAX from 1988 to 1991, and served as a Research Professor of Biochemistry and Molecular Biology at the University of Miami from 1988 to 1992.

         PHILLIP FROST, M.D. Dr. Frost, age 60, has served as Chairman of the Board and Chief Executive Officer of IVAX since 1987. He served as IVAX's President from July 1991 until January 1995. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of the Board of Directors of Whitman Education Group, Inc. (proprietary education), Vice Chairman of the Board of Directors of North American Vaccine, Inc. (vaccine research and development), Vice Chairman of the Board of Directors of Continucare Corporation (managed health care), Vice Chairman of the Board of Directors of Pan Am Corporation (airline), and a director of Northrop Grumman Corp. (aerospace) and American Exploration Company (oil and gas exploration and production). He is a trustee of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

         JANE HSIAO, PH.D. Dr. Hsiao, age 49, has served as a director of IVAX and as IVAX's Vice Chairman-Technical Affairs since February 1995. From 1992 until February 1995, she served as IVAX's Chief Regulatory Officer and Assistant to the Chairman, and as Vice President-Quality Assurance and Compliance of Baker Norton Pharmaceuticals, Inc., IVAX's principal proprietary pharmaceutical subsidiary. From 1987 to 1992, Dr. Hsiao was Vice President-Quality Assurance, Quality Control and Regulatory Affairs of Baker Norton Pharmaceuticals, Inc.

         LYLE KASPRICK. Mr. Kasprick, age 64, has served as a director of IVAX since 1987. Mr. Kasprick is a private investor. He has served as a director of North American Vaccine, Inc. (vaccine research and development) since 1989, and served as its Chairman from June 1991 to January 1995. Mr. Kasprick is a member of the Board of Directors of the University of North Dakota Foundation.

         ISAAC KAYE. Mr. Kaye, age 67, has served as Deputy Chief Executive Officer and a director of IVAX since 1990, and as Chief Executive Officer of Norton Healthcare Limited, IVAX's principal United Kingdom pharmaceutical subsidiary, since 1990. Mr. Kaye is a director of Whitman Education Group, Inc. (proprietary education).

         JOHN H. MOXLEY III, M.D. Dr. Moxley, age 62, has served as a director of IVAX since 1989. He has served as Managing Director, North American Health Care Division, of Korn/Ferry International (executive recruiting firm) since 1992 and as Vice President since 1989. From 1987 to 1989, he was a self-employed medical consultant. From 1981 to 1987, Dr. Moxley served as Senior Vice President of Corporate Planning and Alternative Services for American Medical International, Inc. (hospitals).

         MICHAEL WEINTRAUB. Mr. Weintraub, age 58, has served as a director of IVAX since 1987. Mr. Weintraub is a private investor. Since 1979, he has been a director of Gibson Security Corp., a privately-owned investment company, and has served as its Chairman and President since 1990.

DIRECTOR COMPENSATION

         Each director who is not employed by IVAX receives $10,000 per year for his service as a director and is reimbursed for expenses incurred in attending board and committee meetings. Pursuant to IVAX's 1994 Stock Option Plan, non-employee directors automatically are granted each year, on the first business day following IVAX's annual meeting of shareholders, non-qualified options to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant, and having a term of ten years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board held nine meetings during 1996. During 1996, all directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served except for Mr. Fascell, Dr. Fishman, and Mr. Krueger. The Board does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board.

         AUDIT COMMITTEE. The principal functions of the Audit Committee include reviewing the adequacy of IVAX's internal systems of accounting controls, recommending to the Board the appointment of independent auditors, conferring with independent auditors and internal auditors concerning the scope of their examinations of the books and records of IVAX and their independence, reviewing the financial statements of IVAX and management's disclosures, reviewing the independent auditors' findings and recommendations, and considering other appropriate matters regarding the financial affairs and internal polices and procedures of IVAX. The Audit Committee's current members are Messrs. Andrews, Geneen, Kasprick and Krueger, and it held six meetings during 1996.

         COMPENSATION AND STOCK OPTION COMMITTEE. The principal functions of the Compensation and Stock Option Committee are to approve or recommend to the Board remuneration arrangements and compensation plans involving IVAX's directors and executive officers, to review with management IVAX's employee benefit programs, and to administer IVAX's stock option plans. The Compensation and Stock Option Committee's current members are Mr. Weintraub and Dr. Moxley, and it held four meetings during 1996.

         REGULATORY COMPLIANCE COMMITTEE. The principal function of the Regulatory Compliance Committee is to review with management IVAX's compliance with regulatory requirements. The Regulatory Compliance Committee's current members are Messrs. Fascell and Bentsen and Drs. Biekert and Fishman, and it held four meetings during 1996.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

         Set forth below is a summary of the background and business experience of the executive officers of IVAX who are not nominees for director.

         DAVID R. BETHUNE. Mr. Bethune, age 56, has served as President and Chief Operating Officer of IVAX since July 1997. From 1995 until he joined IVAX, he served as President and Chief Executive Officer of Aesgen, Inc., a privately-held generic pharmaceutical company. From 1992 until 1995, Mr. Bethune was Group Vice President of American Cyanamid with responsibility for that company's worldwide pharmaceutical operations. From 1988 until 1992, he served as President of Lederle Laboratories, a division of American Cyanamid.

         SAMUEL BRODER, M.D. Dr. Broder, age 52, has served as IVAX's Senior Vice President-Research and Development and Chief Scientific Officer since March 1995. Prior to joining IVAX, he held various positions at the National Cancer Institute since 1972, serving as its Director from 1989 until February 1995.

         MICHAEL W. FIPPS. Mr. Fipps, age 54, has served as IVAX's Chief Financial Officer since July 1994. From 1973 to June 1994, he held various positions at Bergen Brunswig Corporation (pharmaceutical wholesaler), serving as its Vice President and Treasurer from 1985 to June 1994.

         RAFICK G. HENEIN, PH.D. Dr. Henein, age 57, has served as a Senior Vice President of IVAX and as the President and Chief Executive Officer of Zenith Goldline Pharmaceuticals, Inc., IVAX's principal United States-based generic pharmaceutical subsidiary, since July 1997. He held various positions in the Novopharm Limited organization, a Canadian-based pharmaceutical company, since 1988, rising to the position of President and Chief Executive Officer of Novopharm International in 1996.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires IVAX's directors, executive officers and 10% shareholders to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of IVAX with the Securities and Exchange Commission and the American Stock Exchange. Directors, executive officers and 10% shareholders are required to furnish IVAX with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to IVAX and written representations from IVAX's directors and executive officers that no other reports were required, IVAX believes that, during 1996, IVAX's directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the purchase of certain patents relating to the compound nalmefene, a subsidiary of IVAX agreed to pay to Dr. Fishman $87,500 upon the first commercial sale of a product covered by the patents relating to the compound nalmefene as partial consideration to Dr. Fishman for the waiver of certain rights as the inventor under such patents. Such payment was made during 1997.

         IVAX is a party to a consulting agreement with Mr. Bentsen, a director of IVAX, pursuant to which he receives each year (1) $25,000, less any fees paid for his service as a director of IVAX, and (2) options to purchase 25,000 shares of Common Stock, less any options received for his service as a director of IVAX.

         Effective January 17, 1996, John Klein, the former President of IVAX's North American Multi-Source Pharmaceutical Group, and Zenith Laboratories, Inc., a subsidiary of IVAX, agreed to terminate Mr. Klein's employment agreement. As part of the agreement's termination, the vesting period of certain options granted to Mr. Klein pursuant to the agreement were accelerated, and Mr. Klein agreed to continue to serve as a non-executive employee of Zenith until December 31, 1996 and as a consultant to Zenith from January 1, 1997 to December 31, 1998. Mr. Klein received an annual salary of $400,000 through December 31, 1996 and will receive an annual consulting fee of $400,000 through December 31, 1998. Mr. Klein agreed to refrain from competing with Zenith through January 1, 1999.

         Effective March 5, 1997, IVAX entered into an employment agreement with Robert Strauss to serve as President and Chief Operating Officer and as a director of IVAX. Pursuant to the agreement, Mr. Strauss was granted options to purchase 700,000 shares of Common Stock, and he received an annual salary of $475,000 and certain employee benefits. The agreement provided for severance payments if Mr. Strauss' employment was terminated under certain circumstances. On July 25, 1997, Mr. Strauss resigned as President and Chief Operating Officer and as a director of IVAX. In connection with his resignation, Mr. Strauss was paid $950,000 and the vesting of 300,000 of his stock options was accelerated.

         Whitman Education Group, Inc. ("Whitman") leases approximately 6,825 square feet of office space from IVAX in Miami, Florida at an annual rental of $140,783. The lease may be terminated by either party upon 30 days notice. Certain executive officers and directors of IVAX serve as directors of Whitman. In addition, Dr. Frost is a principal shareholder of Whitman.

STOCK OWNERSHIP OF MANAGEMENT

         The following table indicates, as of August 6, 1997, the number of shares of Common Stock beneficially owned by each director, each executive officer named in the "Summary Compensation Table," and by all directors and executive officers as a group, and the percentage such shares represent of the total outstanding shares of Common Stock. All shares were owned directly with sole voting and investment power unless otherwise indicated.

                                                   SHARES         PERCENT
                NAME OR IDENTITY                BENEFICIALLY         OF
                    OF GROUP                      OWNED(1)         CLASS
                ----------------               -------------      -------
      Mark Andrews                                 25,000 (2)         *
      Lloyd Bentsen                                54,000 (2)         *
      Ernst Biekert, Ph.D.                         25,000 (2)         *
      Dante B. Fascell                             23,750 (2)         *
      Jack Fishman, Ph.D.                       2,072,753 (3)      1.7%
      Phillip Frost, M.D.                      15,484,734 (4)     12.8%
      Harold S. Geneen                             30,500 (2)         *
      Jane Hsiao, Ph.D.                         3,133,818 (5)      2.6%
      Lyle Kasprick                               212,751 (2)         *
      Isaac Kaye                                  323,750 (2)         *
      Harvey M. Krueger                            26,500 (2)         *
      John H. Moxley, III, M.D.                    34,750 (2)         *
      Michael Weintraub                            65,000 (6)         *
      Samuel Broder, M.D.                          84,996 (7)         *
      Richard C. Pfenniger, Jr.                   317,808 (8)         *
      All directors and executive officers
        as a group (17 persons)                21,737,302 (9)     17.9%
--------------------

         *        Represents beneficial ownership of less than 1%.

         (1) For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934.

         (2) Includes shares which may be acquired pursuant to stock options exercisable within 60 days of August 6, 1997 as follows: Mr. Andrews (25,000), Mr. Bentsen (50,000), Dr. Biekert (25,000), Mr. Fascell (23,750), Mr. Geneen (25,000), Mr. Kasprick (25,000), Mr. Kaye (293,750), Mr. Krueger (25,000), and
Dr. Moxley (25,000).

         (3) Includes 10,468 shares held by a child and 9,200 shares held by his wife. Dr. Fishman disclaims beneficial ownership of an additional 60,000 shares held as co-trustee of certain trusts for the benefit of certain family members.

         (4) Includes 2,450,475 shares held directly, 1,066 shares held on Dr. Frost's behalf under the IVAX Corporation Employee Savings Plan, 293,750 shares which may be acquired pursuant to stock options exercisable within 60 days of August 6, 1997, 12,723,695 shares held by FNLP, and 15,748 shares which may be acquired by FNLP upon conversion of $500,000 in principal amount of IVAX's 6 1/2% Convertible Subordinated Notes Due 2001. Dr. Frost is the sole limited partner of FNLP and the sole shareholder, an officer and a director of Frost-Nevada Corporation, the general partner of FNLP. Dr. Frost disclaims beneficial ownership of an additional 163,034 shares held of record by his wife.

         (5) Includes 984,285 shares held as trustee for the benefit of certain family members, 137,500 shares which may be acquired pursuant to stock options exercisable within 60 days of August 6, 1997, 2,100 shares held by her children, and 994 shares held on Dr. Hsiao's behalf under the IVAX Corporation Employee Savings Plan.

         (6) Includes 25,000 shares which may be acquired pursuant to currently exercisable options. Mr. Weintraub disclaims beneficial ownership of (i) an additional 311,649 shares held in a trust of which Mr. Weintraub is co-trustee,
(ii) an additional 5,000 shares held by Bankers Asset Management Company, of which Mr. Weintraub is the Chairman, President and a 50% stockholder, and (iii) an additional 94,063 shares held by the estate of a deceased family member for whom Mr. Weintraub has been designated a co-personal representative.

         (7) Includes 83,750 shares which may be acquired pursuant to stock options exercisable within 60 days of August 6, 1997, and 1,146 shares held on his behalf under the IVAX Corporation Employee Savings Plan.

         (8) Includes 196,250 shares which may be acquired pursuant to stock options exercisable within 60 days of August 6, 1997, 1,093 shares held on his behalf under the IVAX Corporation Employee Savings Plan, and 30 shares held by Mr. Pfenniger's wife under the IVAX Corporation Employee Savings Plan. Mr. Pfenniger served as Chief Operating Officer of IVAX Corporation until his resignation, effective March 5, 1997.

         (9) Includes shares noted in footnotes (2) through (7) as beneficially owned and an additional 20,000 shares of common stock and 140,000 additional shares of common stock which may be acquired pursuant to stock options exercisable within 60 days of August 6, 1997.

EXECUTIVE COMPENSATION

         The following table contains certain information regarding aggregate compensation paid or accrued by IVAX during 1996 to the Chief Executive Officer and to each of the four highest paid executive officers other than the Chief Executive Officer.


                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION

                                 ------------------------------------------------       LONG-TERM
           NAME AND                                                  OTHER ANNUAL     COMPENSATION       ALL OTHER
      PRINCIPAL POSITION           YEAR       SALARY       BONUS     COMPENSATION     STOCK OPTIONS    COMPENSATION
      ------------------           ----       ------       -----     ------------     -------------    ------------
                                               ($)          ($)           ($)              (#)            ($)(1)
Phillip Frost, M.D.                1996       579,246          0                0           75,000            4,500
CHIEF EXECUTIVE OFFICER            1995       550,000          0                0           75,000            4,500
                                   1994       425,000     50,000                0           50,000            4,400

Isaac Kaye (2)                     1996       525,000          0                0           75,000           63,167
DEPUTY CHIEF EXECUTIVE OFFICER     1995       500,000          0                0           75,000           48,600
                                   1994       332,150          0                0           50,000           49,484

Richard C. Pfenniger, Jr. (3)      1996       375,820          0                0           75,000            4,500
                                   1995       328,333          0                0           75,000            4,500
                                   1994       258,720     50,000                0          100,000            4,400

Samuel Broder, M.D. (4)            1996       371,101          0                0           75,000            4,500
CHIEF SCIENTIFIC OFFICER           1995       239,393          0                0          150,000           57,300
                                   1994            --         --               --               --               --

Jane Hsiao, Ph.D.                  1996       276,235     75,000           12,722           75,000            4,500
VICE CHAIRMAN - TECHNICAL          1995       264,447          0                0           50,000            4,500
AFFAIRS                            1994       200,000          0                0           25,000            4,400

--------------------

         (1) Except for Mr. Kaye and Dr. Broder, the amounts included in the "All Other Compensation" column represent matching contributions made by IVAX under the IVAX Corporation Employee Savings Plan, an employee retirement plan maintained under Section 401(k) of the Internal Revenue Code. For Mr. Kaye, such amounts consist of the use of an automobile and reimbursement for a chauffeur, parking and other automobile related expenses. For Dr. Broder, such amount includes matching contributions under the IVAX Corporation Employee Savings Plan and, for 1995, taxable relocation expenses totaling $52,800.

         (2) Mr. Kaye's salary and other compensation is paid in British pounds, and the information in the table is based on the average exchange rate during the applicable year.

         (3) Mr. Pfenniger served as Chief Operating Officer of IVAX until his resignation, effective March 5, 1997.

         (4) Dr. Broder's employment with IVAX commenced in March 1995.

         In March 1997, IVAX approved a retention plan for certain employees, including Dr. Broder, Dr. Hsiao, and Mr. Fipps. The retention plan provides for certain payments if a change in control of IVAX occurs and within one year thereafter the employee is terminated due to a reduction in work-force or the employee terminates his or her employment as a result of a significant reduction in position, authority, responsibility or base salary or a requirement that the employee work more than 60 miles from his or her workplace on the termination date. The amount of the payment for the individuals mentioned above is three times the higher of the employee's annual base salary as of the termination date or the highest annual compensation paid to the employee during any of the three calendar years preceding the termination date. In addition, the plan provides for the continued payment of health insurance for three years following the termination.

         In July 1997, IVAX entered into an agreement with Mr. Bethune pursuant to which he serves as IVAX's President and Chief Operating Officer. Pursuant to the agreement, Mr. Bethune receives an annual base salary of $400,000 and certain employee benefits, and he was granted options to purchase 350,000 shares of Common Stock. IVAX also agreed to pay Mr. Bethune's relocation expenses, including up to a $60,000 payment to cover expenses associated with the sale of his former residence. The agreement provides for severance payments if Mr. Bethune's employment is terminated under certain circumstances.

         In July 1997, IVAX entered into an employment agreement with Dr. Henein pursuant to which he serves as a Senior Vice President of IVAX and as the President and Chief Executive Officer of Zenith Goldline Pharmaceuticals, Inc. Pursuant to the agreement, Dr. Henein was paid a signing bonus of $150,000 and he was granted options to purchase 250,000 shares of Common Stock. He is entitled to an annual base salary of $575,000, an additional annual cash payment of $38,500 and certain employee benefits, and he is eligible for an annual bonus of up to 100% of his base salary dependent on the performance of Zenith Goldline Pharmaceuticals, Inc. IVAX also agreed to pay Dr. Henein's relocation expenses, including a $100,000 payment to cover the loss on the sale of his former residence. The agreement provides for severance benefits if Dr. Henein's employment is terminated under certain circumstances. The agreement is effective until July 2002, and automatically renews for additional two year terms thereafter unless terminated by either party.

STOCK OPTIONS

         The following table sets forth information concerning stock option grants made during 1996 to the executive officers named in the "Summary Compensation Table." All stock options identified in the table are nonqualified options and vest in equal portions over four years.

                     STOCK OPTION GRANTS IN FISCAL YEAR 1996

                                           PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                                              TOTAL                                   AT ASSUMED ANNUAL RATES OF
                                             OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                OPTIONS    GRANTED TO   EXERCISE     EXPIRATION              OPTION TERM
             NAME               GRANTED     EMPLOYEES     PRICE         DATE         ----------------------------
             ----               -------    ----------   --------     ----------          5%               10%
                                  (#)          (%)         ($)                           ($)              ($)
 Phillip Frost, M.D.             75,000        2.9        26.75         2/20/2003      816,750         1,903,360
 Isaac Kaye                      75,000        2.9        26.75         2/20/2003      816,750         1,903,360
 Richard C. Pfenniger, Jr.       75,000        2.9        26.75         2/20/2003      816,750         1,903,360
 Samuel Broder, M.D.             75,000        2.9        26.75         2/20/2003      816,750         1,903,360
 Jane Hsiao, Ph.D.               75,000        2.9        26.75         2/20/2003      816,750         1,903,360


         The following table sets forth information concerning stock option exercises during 1996 by each of the executive officers named in the "Summary Compensation Table" and the year-end value of unexercised options held by such officers.

                   STOCK OPTION EXERCISES IN FISCAL YEAR 1996
                        AND FISCAL YEAR-END OPTION VALUES
                                                                                          VALUE OF UNEXERCISED
                                SHARES                    NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                               ACQUIRED                 OPTIONS AT FISCAL YEAR-END         AT FISCAL YEAR-END
                                  ON        VALUE      ---------------------------    -----------------------------
            NAME               EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
            ----               --------    --------    ------------  -------------    -----------     -------------
                                  (#)        ($)           (#)             (#)            ($)               ($)


Phillip Frost, M.D.                0          0           193,750        206,250           0                 0
Isaac Kaye                         0          0           193,750        206,250           0                 0
Richard C. Pfenniger, Jr.          0          0           101,250        208,750           0                 0
Samuel Broder, M.D.             10,000      78,750         27,500        187,500           0                 0
Jane Hsiao, Ph.D.                  0          0           137,500         87,500           0                 0

PERFORMANCE GRAPH

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for 1992 through 1996 with the Dow Jones Pharmaceuticals Index and the Dow Jones Equity Market Index for the same period. The graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1991, and the reinvestment of all dividends.

                           [PERFORMANCE GRAPH OMITTED]

YEAR-END                           1991    1992   1993   1994    1995   1996
--------                           ----    ----   ----   ----    ----   ----
IVAX Corporation                    100      76     75     49      74     27
Dow Jones Pharmaceuticals Index     100      82     76     87     143    179
Dow Jones Equity Market Index       100     109    119    120     166    206


REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

         The compensation of IVAX's executive officers, including the Chief Executive Officer, is determined by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"), which is presently composed of two non-employee directors. The Committee's compensation policies are based on a desire to enhance long-term shareholder value. To achieve this goal, the Committee recognizes that it must adopt compensation policies which will attract, retain and motivate qualified and experienced executive officers. In attracting and retaining executives, the Committee recognizes that IVAX must compete for the services of executives with many other companies which possess significantly greater financial resources than IVAX and have available more comprehensive compensation plans and arrangements than are presently utilized by IVAX. To adequately motivate executives in view of the goal of enhancing shareholder value, the Committee recognizes that it must design compensation policies which align the financial interests of IVAX's executive officers with those of its shareholders.

         In light of these factors, the Committee believes that a critical component of compensation for executives of IVAX is the award of significant long-term compensation in the form of stock options at the time the executive joins IVAX and periodically thereafter. The Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of IVAX through the grant of stock options will enable IVAX to attract and retain qualified and experienced executive officers. In addition, the

Committee believes that this approach to compensation creates an entrepreneurial atmosphere which motivates executives to perform to their full potential. The Committee believes that dependence on stock options for a significant portion of executive compensation more closely aligns the executives' interests with those of IVAX's shareholders, since the ultimate value of such compensation is directly dependent on the stock price.

         The Committee has implemented Guidelines Regarding Exercise of Stock Options (the "Guidelines"), applicable to all managers, scientists and other professionals, including all executive officers of IVAX, which are intended to encourage individuals who have been awarded stock options to maintain ownership of a meaningful portion of any shares acquired upon exercise. The Committee will consider an individual's past compliance with the Guidelines in considering the award of additional options.

         The Committee also believes that executives should be provided meaningful short term incentives in the form of bonuses. Accordingly, in 1996, the Committee implemented a bonus plan to recognize, motivate and provide meaningful short-term financial incentives for certain key management level employees, including certain executive officers of IVAX, who can have a significant impact on the achievement of pre-established performance targets. For executive officers who were not employed by an IVAX subsidiary, the plan provided for payment of bonuses only if IVAX achieved a certain consolidated earnings per share target for fiscal year 1996. The amount of the bonus payable to such an executive officer would have been equal to the executive's base salary multiplied by the executive's bonus level, which ranged from 25% to 50%. If the target would have been achieved, 50% of the maximum bonus would have been paid to the executive and the remaining 50% of the maximum bonus would have been paid in the discretion of the Committee, based on the executive's individual performance during the year and the recommendation of management to the Committee. For executive officers who were employed by an IVAX subsidiary, 25% of the maximum bonus was dependent upon achievement of the target described above and 25% of the maximum bonus was dependent upon achievement of a separate operating income target established for the subsidiary. The remaining 50% of the maximum bonus amount was discretionary, based on the executive's individual performance during the year and the recommendation of management to the Committee. An executive officer was only eligible for the discretionary portion of the bonus if the applicable target was achieved. IVAX did not achieve the consolidated earnings per share target established under the bonus plan for 1996, and only one of IVAX's subsidiaries eligible to participate in the bonus plan achieved its operating income target under the bonus plan.

         In addition to the bonus plan, the Committee may, in certain circumstances, pay a cash bonus to executives whose individual performance during a particular year was outstanding, in the subjective opinion of the Committee. The amount of any such bonus is based upon the recommendation of the Chief Executive Officer.

         EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER). The Chief Executive Officer, with the assistance of other executive officers, makes annual base salary recommendations to the Committee for the executive officers of IVAX and recommends a bonus level for the executive officers under the bonus plan. Such recommendations are reviewed and approved by the Committee with any modifications deemed appropriate. In reviewing and approving annual base salary recommendations, the Committee considers several factors, including individual performance, the executive's responsibilities, the cost of living, and the financial performance of IVAX, including IVAX's revenues, net income and earnings per share. In reviewing and approving annual bonus levels under the bonus plan, the Committee considers primarily the executive's responsibilities and ability to affect IVAX's financial results. The determination of annual base salary and bonus level is largely subjective, and no specific weight is given to any particular factor.

         Stock options represent a significant portion of total compensation for IVAX's executive officers. Options are generally awarded to executive officers at the time that they join IVAX and periodically thereafter. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the value of IVAX's stock price increases. Generally, grants vest in equal amounts over a four-year period and have seven-year terms. Executives must be employed by IVAX at the time of vesting in order to exercise the options. Grants of stock options to executive officers are generally made upon the recommendation of the Chief Executive Officer based on the level of an executive's position with IVAX, an evaluation of the executive's past and expected performance, the number of outstanding and previously granted options, past compliance with the Guidelines, and discussions with the executive. The determination of the timing and number of stock options granted to the executive officers is made by the Committee on a subjective basis, with no specific weight given to any particular factor.

         CHIEF EXECUTIVE OFFICER. For 1996, the Committee approved Dr. Frost's base salary of $575,000 and a bonus level of 50% under the bonus plan, and also granted to Dr. Frost options to purchase 75,000 shares of Common Stock, on the basis of the magnitude of his responsibilities, his ability to influence IVAX's financial performance, and IVAX's performance during 1995. The determination of his compensation package was subjective, with no specific weight given to any particular factor. The Committee also noted that Dr. Frost was compensated below the levels paid to chief executive officers with comparable qualifications, experience, and responsibilities at other similarly-situated companies. The stock options granted to Dr. Frost have a term of seven years, vest in equal parts over four years, and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

         TAX MATTERS. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction for federal income tax purposes to public companies for compensation over $1 million paid in any taxable year to IVAX's Chief Executive Officer or to any of the four other most highly compensated executive officers of IVAX. Qualifying performance-based compensation is not subject to the limitation if certain requirements are satisfied. Based upon applicable regulations, IVAX believes that compensation expenses relating to options granted under its stock option plans will not be subject to the Section 162(m) limitations. At this time, the Company does not intend to qualify other compensation paid to its executive officers for deductibility under Section 162(m). The potential tax implications of Section 162(m) will, however, continue to be evaluated with respect to the Company's compensation strategies and future decisions involving executive compensation.

         The Committee continually evaluates IVAX's compensation policies and procedures with respect to its executive officers.

                             COMPENSATION COMMITTEE:

                            JOHN H. MOXLEY III, M.D.
                                MICHAEL WEINTRAUB

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1996, none of the directors who served on the Compensation and Stock Option Committee of the Board were executive officers of IVAX, and no interlocking relationships exists between such persons and the directors or executive officers of IVAX.

                              INDEPENDENT AUDITORS

         Arthur Andersen LLP, independent public accountants, was appointed by the Board to audit IVAX's financial statements for 1997. This firm has acted as independent public accountants for IVAX since 1986. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions raised by shareholders.

                                OTHER INFORMATION

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any shareholder proposals intended to be presented at IVAX's 1998 annual meeting of shareholders must be received by the Secretary, IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137, no later than April 15, 1998, in order to be considered for inclusion in IVAX's proxy statement and form of proxy card relating to such meeting.

EXPENSES OF SOLICITATION

         The cost of this solicitation will be borne by IVAX. In addition to the use of the mail, regular employees of IVAX may solicit proxies personally or by telephone or facsimile. IVAX will reimburse brokers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

OTHER BUSINESS

         As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, the persons named as proxies will vote on such matters in their discretion.

August 12, 1997

                                   [MAP HERE]


CROWN PLAZA HOTEL
1601 BISCAYNE BOULEVARD
MIAMI, FL 33132
PH: (305)374-0000

DIRECTIONS:

FROM INTERSTATE-95:
Take Interstate-95 to 195 East (Miami Beach). Drive east on 195 to the Biscayne Boulevard Exit. At the first traffic light, turn left and drive south on Biscayne Boulevard about twenty blocks to the Crowne Plaza Hotel which is located on the left side of the street at the OMNI International Mall.

FROM MIAMI INTERNATIONAL AIRPORT:
Take Airport Exit to SR-112 East (Miami Beach/Downtown).
Approximately 4 miles, pass through toll booth (.25) and follow signs to 195 East (Miami Beach). Head east on 195 to the Biscayne Boulevard Exit. At first traffic light turn left and drive south on Biscayne Boulevard about twenty blocks to the Crown Plaza Hotel which is located on the left side of the street at the OMNI International Mall.

  IN OUR CONTINUING EFFORTS TO REDUCE EXPENSES WHEREVER POSSIBLE, IVAX WILL NOT BE OFFERING SAMPLE BAGS NOR PROVIDING BREAKFAST AT THIS YEAR'S ANNUAL MEETING

                                IVAX CORPORATION
                  4400 BISCAYNE BOULEVARD, MIAMI, FLORIDA 33137

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Phillip Frost, M.D., Michael W. Fipps, and Armando A. Tabernilla, and each of them severally, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes each of them to vote as designated on the reverse side, all the shares of Common Stock, par value $0.10 per share, of IVAX Corporation (the "Company") held of record by the undersigned at the close of business on August 6, 1997, at the Annual Meeting of Shareholders to be held on September 18, 1997, and at any adjournment of such meeting, and, in their discretion, to vote such shares upon such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES.

PLEASE COMPLETE, SIGN, AND DATE THIS PROXY ON THE REVERSE SIDE, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            (continued on other side)



                           (continued from other side)

1. ELECTION OF DIRECTORS
   FOR each nominee   WITHHOLD AUTHORITY to vote      Mark Andrews; Ernst Biekert, Ph.D.; Jack Fishman,
   listed (except as  for all nominees listed.        Ph.D.; Phillip Frost, M.D.; Jane Hsiao, Ph.D.; Lyle
   marked to the                                      Kasprick; Isaac Kaye; John H. Moxley III, M.D.; and
   contrary).                                         Michael Weintraub.

         [ ]               [ ]                        ___________________________________________________
                                                      (INSTRUCTION:  To withhold  authority to vote for any
                                                       individual  nominee,  write  that  nominee's  name in
                                                       the space provided above.)

                                                       The undersigned acknowledges receipt of the accompanying
                                                       Notice of Annual Meeting of Shareholders and Proxy
                                                       Statement for the September 18, 1997 meeting.

                                                       Dated: ____________________________________, 1997

                                                       __________________________________________________
                                                       Signature

                                                       __________________________________________________
                                                       Signature if held jointly

                                                       (Please sign exactly as name or names appear hereon. Full
                                                        title of one signing in a representative capacity should be clearly designated after signature. Names of all joint
                                                        holders should be written even if signed by only one.)

PLEASE COMPLETE, SIGN, AND DATE THIS PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. Postage is not necessary if mailed in the United States.